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    As filed with the Securities and Exchange Commission on January 29, 1999
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                     FORM 15

             Certification and Notice of Termination of Registration
              Under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
        Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                         ------------------------------

                          Commission File No. 001-12797

                             CLIFFS DRILLING COMPANY
             (Exact name of registrant as specified in its charter)

                                1200 SMITH STREET
                                    SUITE 300
                              HOUSTON, TEXAS 77002
                                 (713) 651-9426

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, $0.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
        (Title of all other classes of securities to which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          [x]                Rule 12h-3(b)(1)(ii)         [ ]
Rule 12g-4(a)(1)(ii)         [ ]                Rule 12h-3(b)(2)(i)          [ ]
Rule 12g-4(a)(2)(i)          [ ]                Rule 12h-3(b)(2)(ii)         [ ]
Rule 12g-4(a)(2)(ii)         [ ]                Rule 15d-6                   [ ]
Rule 12h-3(b)(1)(i)          [ ]

         Approximate number of holders of record as of the certification or notice date: ONE

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Cliffs Drilling Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                        CLIFFS DRILLING COMPANY


                                        By:  /s/ Edward A. Guthrie
                                           -------------------------------------
                                                 Edward A. Guthrie
                                                 Vice President - Finance and
                                                 Chief Financial Officer


Date:  January 29, 1999